Exhibit 99.1

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems Enters into an EPC Contract for a 650 MW Power Project in Connecticut

March 12, 2020 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announced that recently its wholly owned subsidiary, Gemma Power Systems (”Gemma”), entered into an engineering, procurement and construction (“EPC”) services contract with NTE Connecticut, LLC to construct Killingly Energy Center, a 650 MW natural gas-fired power plant in Killingly, Connecticut. The power train will be provided by Mitsubishi Hitachi Power Systems Americas, Inc. (“MHPS”) which will utilize an M501JAC gas turbine and a TC2F steam turbine in a multi-shaft configuration. The facility is being developed by NTE Energy, LLC (“NTE”). Construction activities are scheduled to start in 2020.

“This will be the fourth project for the team of NTE, MHPS and Gemma and we are thrilled to have the opportunity to design and build another state-of-the-art energy project and to have it located in our home state of Connecticut. This project provides Gemma with another opportunity to use Connecticut labor which has successfully supported Gemma on past projects.” said Charles Collins, IV, Co-President of Gemma Power Systems.

Argan anticipates adding the project to backlog closer to its expected start date when the project achieves remaining key development milestones and obtains financing commitments.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the renewable energy sector. Argan’s service offerings focus primarily on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company’s successful addition of new contracts to project backlog, the Company’s receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. The Company has entered into several EPC contracts that have not started and may not start as planned due to market and other circumstances out of the Company’s control.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q, and in other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027